The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any State where such offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614
PRELIMINARY PRICING SUPPLEMENT
Subject to Completion:
Dated January 8, 2020
Pricing Supplement dated ●, 2020 to the
Prospectus dated December 26, 2018 and
Prospectus Supplement dated December 26, 2018
The Bank of Nova Scotia
$
 Capped Fixed-to-Floating Rate Notes, Series B
Due January 14, 2027 (Bail-inable Notes)

• 100% repayment of principal at maturity, subject to the credit risk of the Bank • 7-year stated term • Designed to provide quarterly interest payments
•  For the first eight quarterly interest periods (years 1 to 2): Fixed Interest Rate of 3.00%
   per annum
•  For the ninth through twenty-eight quarterly interest periods (years 3 to 7): Floating Interest Rate of 3-Month USD LIBOR plus a spread of between 0.18% to 0.22% (to be determined on the Trade Date), subject to a minimum rate of 0.00% and a maximum rate of 3.50%

The Capped Fixed-to-Floating Rate Notes, Series B due January 14, 2027 (Bail-inable Notes) (the “Notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia and are subject to investment risks including possible loss of the Principal Amount invested due to the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.
The Notes will not be listed on any securities exchange or automated quotation system.
NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT, THE ACCOMPANYING PROSPECTUS OR PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE NOTES ARE NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION (THE “CDIC”) PURSUANT TO THE CANADA DEPOSIT INSURANCE CORPORATION ACT (THE “CDIC ACT”), THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.
The Notes are bail-inable debt securities (as defined in the accompanying prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities We May Offer ― Special Provisions Related to Bail-inable Debt Securities” and “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes from us for distribution to agents or other registered broker-dealers or will offer the Notes directly to investors. SCUSA or any of our affiliates or agents may use the final pricing supplement to which this preliminary pricing supplement relates in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this preliminary pricing supplement relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-23 of the accompanying prospectus supplement.
Investment in the Notes involves certain risks. You should refer to “Additional Risk Factors” beginning on page P-8 of this pricing supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement.
	Per Note	Total
Price to public	100.00%	$
Underwriting commissions[1]	Up to 1.00%	$
Proceeds to The Bank of Nova Scotia[2]	At least 99.00%	$

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about January 14, 2020 against payment in immediately available funds.

Scotia Capital (USA) Inc.

1  SCUSA or one of our affiliates will purchase the Notes at the Principal Amount and, as part of the distribution, if the Notes priced today, would pay discounts and underwriting commissions of up to $10.00 (1.00%) per $1,000 Principal Amount of the Notes in connection with the distribution of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
2  Excludes potential profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors - The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Issuer” or the “Bank”)
Issue:	Senior Note Program, Series B
Type of Note:	Capped Fixed-to-Floating Rate Notes
CUSIP/ISIN:	[●] / [●]
Aggregate Principal Amount:	$
Minimum Investment:	$1,000
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Currency:	U.S. Dollars
Trade Date:	Expected to be January 10, 2020
Pricing Date:	Expected to be January 10, 2020
Original Issue Date:	Expected to be January 14, 2020 (to be determined on the Trade Date and expected to be the 2nd Business Day after the Trade Date).
Maturity Date:	Expected to be January 14, 2027. If such day is not a Business Day, the Maturity Date will be determined according to the Business Day Convention.
Business Day:	Any day which is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York or Toronto.
Interest Rate:
The Notes will accrue interest, calculated using the Day Count Fraction, at the Fixed Interest Rate for the first eight quarterly Interest Periods (such period, the “Fixed Interest Period”) and thereafter at the Floating Interest Rate, subject to the Minimum Rate and Maximum Rate (such period, the “Floating Interest Period”).

Interest Payment:
With respect to each Interest Payment Date, for each $1,000 Principal Amount of Notes, the Interest Payment will be calculated as $1,000 × 1/4 × Interest Rate.
Each Interest Payment is paid on each Interest Payment Date and is calculated on a 30/360 unadjusted basis; (i) “30/360” means that Interest Payment is calculated on the basis of twelve 30-day months and (ii) “unadjusted” means that if a scheduled Interest Payment Date is not a Business Day, the Interest Payment period will not be adjusted, the Interest Payment will be paid on the first following Business Day with full force and effect as if made on such scheduled Interest Payment Date, and no interest on such postponed payment will accrue during the period from and after the scheduled Interest Payment Date. As a result, each Interest Payment period will consist of 90 days (three 30-day months) and Interest Payments will accrue based on 90 days of a 360-

day year. See "Payment at Maturity” and “Interest Payments” in this pricing supplement.
Interest Payment Dates:
The 14th calendar day of each January, April, July and October, commencing April 14, 2020 and ending on the Maturity Date.

If any such day is not a Business Day, the applicable Interest Payment will be paid on the date determined according to the Business Day Convention, as described above under “Interest Payment”.

Interest Period:
For each Interest Payment Date, the quarterly period from, and including, the previous Interest Payment Date (or the Original Issue Date in the case of the first Interest Payment Date) to, but excluding, the next applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date), in each case, without any adjustment in the event an Interest Payment Date is postponed.

Fixed Interest Rate:	3.00% per annum
Floating Interest Rate:	3-Month USD LIBOR plus the Spread, provided that the Floating Interest Rate will not be less than Minimum Rate and will not be greater than the Maximum Rate.
Spread:
Between 0.18% and 0.22% (to be determined on the Trade Date). If 3-Month USD LIBOR is negative, the Floating Interest Rate for the relevant Interest Period will be computed giving effect to the negative rate, which will reduce the Floating Interest Rate for the relevant Interest Period to a rate that is less than between 0.18% and 0.22% (to be determined on the Trade Date), but in no event will the Interest Rate be less than the Minimum Rate.

Minimum Rate:	0.00%
Maximum Rate:	3.50% per annum
3-Month USD LIBOR:
As of any Interest Determination Date, the London interbank offered rate (“LIBOR”) for deposits in U.S. dollars for a period of three (3) months commencing as of such Interest Determination Date, which is displayed on Reuters Page “LIBOR01” (or any successor service or page, as determined by the calculation agent) as of 11:00 a.m., London time, on such Interest Determination Date. If LIBOR is permanently discontinued prior to the final Interest Determination Date, then the Floating Interest Rate will be determined by the fall-back provisions described in the accompanying prospectus supplement under the section “Description of the Notes — Interest Rates — Floating Rate Notes — LIBOR Notes”.

Interest Determination Dates:	For each Interest Payment Date during the Floating Interest Period, two London Business Days preceding the applicable Interest Reset Date.
London Business Day:	Any day on which dealings in commercial banks and foreign exchange transactions in U.S. dollars are transacted in the London interbank market.
Interest Reset Dates:	For each Interest Payment Date during the Floating Interest Period, the previous Interest Payment Date.
Day Count Fraction:	30/360. For the avoidance of doubt, each Interest Payment period will consist of 90 days (three 30-day months) and Interest Payments will accrue based on 90 days of a 360-day year.
Business Day Convention:
If any date of payment (including any Interest Payment Date or the Maturity Date) is not a Business Day, such payment will be made on the first following Business Day. No additional interest will accrue on the Notes as a result of such postponement, and no adjustment will be made to the length of the relevant Interest Period.

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Canadian Bail-in Powers:
The Notes are bail-inable debt securities (as defined in the accompanying prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of BNS or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities We May Offer ― Special Provisions Related to Bail-inable Debt Securities” and “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus.

Agreement with Respect to the Exercise of Canadian Bail-in Powers:
By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of the Notes, by the CDIC Act, including the conversion of the Notes, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Notes in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or the Notes, any other law that governs the Notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to the Notes.

Holders and beneficial owners of the Notes will have no further rights in respect of their Notes to the extent such Notes are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the Principal Amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of the Debt Securities We May Offer ― Special Provisions Related to Bail-inable Debt Securities” and “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

Survivor’s Option:	Not Applicable
Form of Notes:	Book-entry
Calculation Agent:
Scotia Capital Inc., an affiliate of the Bank

The Calculation Agent will make all determinations regarding the amount payable on your Notes. All determinations made by the Calculation Agent shall be made in its sole discretion and, absent manifest error, will be final and binding on you and us, without any liability on the part of the

Calculation Agent. We may change the Calculation Agent for your Notes at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to the Bank.

Record Date:	For interest due on an Interest Payment Date, the Business Day immediately preceding such Interest Payment Date

Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay, on the next Interest Payment Date, additional amounts with respect to the Notes. See “Tax Redemption” in this pricing supplement.

Listing:	The Notes will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes, as discussed further herein under “Use of Proceeds and Hedging”
Clearance and Settlement:	Depository Trust Company

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated December 26, 2018, relating to our Senior Note Program, Series B, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the accompanying prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus and prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth herein under “Additional Risk Factors” and in “Risk Factors” in the accompanying prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors regarding an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website:

Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
Prospectus Supplement dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002473/bn50676984-424b3.htm
The Bank of Nova Scotia has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or accessing the links above.

PAYMENT AT MATURITY

We will pay you the Principal Amount of your Notes on the Maturity Date, plus the final Interest Payment.

In the event that the stated Maturity Date is not a Business Day, then the relevant repayment of principal will be made on the first following Business Day, as described under “Business Day Convention” under “Summary” herein.

INTEREST PAYMENTS

The Notes are Capped Fixed-to-Floating Rate Notes. Interest will accrue during the Fixed Rate Period at a rate equal to the Fixed Interest Rate of 3.00% per annum. Interest will accrue during the Floating Rate Period at a rate equal to the Floating Interest Rate, which will equal 3-Month USD LIBOR plus the Spread of between 0.18% to 0.22% (to be determined on the Trade Date), subject to the Minimum Rate of 0.00% and the Maximum Rate of 3.50%.

We describe payments as being based on a “Day Count Fraction” of “30/360, unadjusted, Business Day Convention”.

This means that the number of days in the applicable Interest Period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Interest Period will not be adjusted if an Interest Payment Date falls on a day that is not a Business Day (“unadjusted”). As a result, each Interest Period will consist of 90 days (three 30-day months) and Interest Payments will accrue based on 90 days of a 360-day year.

If any Interest Payment Date falls on a day that is not a Business Day (including the Interest Payment Date that is also the Maturity Date), the relevant Interest Payment will be made on the first following Business Day in accordance with the Business Day Convention, and no adjustment will be made to the length of the relevant Interest Period

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus and prospectus supplement.

During the Floating Interest Period, the Amount of Each Interest Payment on an Interest Payment Date is Variable, is subject to the Maximum Rate and in Certain Circumstances May be as Low as Zero.

During the Floating Interest Period, you will receive interest on the applicable Interest Payment Date based on a rate per annum equal to the Floating Interest Rate fixed on the corresponding Interest Determination Date, subject to the Maximum Rate. While the Floating Interest Rate applicable to each Interest Payment Date during the Floating Interest Period will fluctuate because it is based on the floating rate of 3-Month USD LIBOR plus the Spread, the Floating Interest Rate for any such Interest Payment Date will not be greater than the Maximum Rate.

In addition, if the rate of 3-Month USD LIBOR were to decline such that the rate on any Interest Determination Date were less than zero (a circumstance commonly referred to as a “negative interest rate”), 3-Month USD LIBOR would reduce the Spread and the Floating Interest Rate for the relevant Interest Period may be as low as the Minimum Rate of 0.00%. If the Floating Interest Rate for an Interest Period is 0.00%, no interest will be paid on the applicable Interest Payment Date.

The Notes are Subject to Interest Rate Risk and May be More Risky Than an Investment in Notes with a Shorter Term.

For each Interest Payment Date during the Floating Interest Period, the Interest Rate will be capped at the Maximum Rate specified under “Summary” herein. Either the Fixed Interest Rate applicable during the Fixed Interest Period and/or the Floating Interest Rate applicable to the Floating Interest Period may be lower than the interest rates for similar debt securities then-prevailing in the market. Accordingly, you would earn less interest on the Notes than you could earn on other investments with a similar level of risk available at such time. The value of your Notes may decline during a period of rising interest rates and the amount that you would receive for them in any secondary market transaction if you tried to sell them would be adversely affected. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally that are important in determining the existence, magnitude and longevity of these risks and their results. You will bear greater exposure to fluctuations in interest rates than if you purchased a similar investment with a shorter term.

Any payments on the Notes, including the interest payments and the payment at maturity, may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The Repayment of the Principal Amount Applies Only at Maturity.

The Notes offer repayment of the Principal Amount only if you hold your Notes until the Maturity Date.

Because the Notes Accrue Interest at the Floating Interest Rate During the Floating Interest Period, You May Receive a Lesser Interest Rate During Such Period Relative to That of the Fixed Interest Period.

The interest payable on the Notes during the Floating Interest Period, if any, will accrue at the Floating Interest Rate. 3-Month USD LIBOR, the floating rate on which the Floating Interest Rate is based, will vary and there will be significant risks not associated with a conventional fixed−rate debt security. These risks include fluctuation of the Floating Interest Rate and the possibility that the Floating Interest Rate on the Notes will decrease during the Floating Interest Period.

The Yield on the Notes may be lower than the Yield on Conventional Debt Securities of Comparable Maturity.
The yield that you will receive on your Notes may be less than the return you could earn on conventional debt securities of comparable maturity. The interest payable for each Interest Period during the Floating Interest Period is linked to 3-Month USD LIBOR as of the applicable Interest Determination Date (subject to the Maximum Rate and the Minimum Rate). If there is a decline in 3-Month USD LIBOR over the term of your Notes, the effective yield on your Notes for any such Interest Period may be less than that which would be payable on a conventional fixed-rate debt security with the same stated Maturity Date, including those of the Bank, and could be less than the Spread. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Notes are Subject to the Risk of Conversion in Whole or in Part — by Means of a Transaction or Series of Transactions and in One or More Steps — into Common Shares of the Bank or Any of its Affiliates, Under Canadian Bank Resolution Powers.

Under Canadian bank resolution powers, if the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of bail-inable notes such as the Notes being exposed to losses and conversion of the Notes in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates, and, in such an event, you will be obligated to accept those common shares. As a result, you should consider the risk that you may lose all or part of your investment, including the Principal Amount plus any accrued but unpaid interest, if the CDIC were to take action under the Canadian bank resolution powers, including the bail-in regime, and that any remaining outstanding notes, or common shares of the Bank or any of its affiliates into which bail-inable notes are converted, may be of little value at the time of a bail-in conversion and thereafter. You are urged to also read the discussion in the accompanying prospectus under “Risk Factors — Risks Related to the Bank’s Debt Securities” and “Description of the Debt Securities We May Offer ― Canadian Bank Resolution Powers” for additional information.

LIBOR, and Therefore the Value of the Notes, May be Volatile and Will Be Affected by a Number of Factors.

LIBOR, and therefore the Floating Interest Rate and the market value of the Notes is subject to volatility due to a variety of factors, including but not limited to:
•	interest and yield rates in the market;
•	changes in, or perceptions about, future LIBOR rates;
•	general economic conditions;
•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	supply and demand among banks in London for U.S. dollar-denominated deposits with the relevant term;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	inflation and expectations concerning inflation;
•	performance of capital markets;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets generally and that may affect LIBOR; and
•	the time remaining to the maturity of the Notes.
The impact of any of the factors set forth above may enhance or offset some or all of the changes resulting from another factor or factors. A lower LIBOR will result in the Floating Interest Rate decreasing, but in no case will the Floating Interest Rate be less than the Minimum Rate specified under “Summary” herein.

Changes or Uncertainty in respect of LIBOR May Affect the Value of and Return on the Notes, Including Where LIBOR May Not be Available.

Various interest rates and other indices that are deemed to be “benchmarks,” including LIBOR, are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective, including the EU Benchmark Regulation (Regulation (EU) 2016/1011) (the “Benchmarks Regulation”), which compliance date was January 1, 2018, while others are still to be implemented.

These reforms and other pressures may cause LIBOR to disappear entirely, to perform differently than in the past (as a result of a change in methodology or otherwise), create disincentives for market participants to continue to administer or contribute to LIBOR or have other consequences that cannot be predicted. On July 27, 2017, the Chief Executive of the UK Financial

Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021.

It is not possible to predict the further effect of any changes in the methods by which LIBOR rates are determined, nor is it possible to predict the effect of any other reforms or proposals affecting LIBOR that may be enacted in the future, and may adversely affect the trading market for securities that bear interest at rates based on LIBOR, including the notes. In addition, any future changes in the method pursuant to which LIBOR is determined or the transition to a successor benchmark may result in, among other things: (i) a sudden or prolonged increase or decrease in LIBOR or any successor benchmark rates; (ii) a delay in the publication of LIBOR or any such benchmark rates; (iii) a change in the rules or methodologies in LIBOR or any successor benchmarks that discourage market participants from continuing to administer or participate in LIBOR or any successor benchmarks; and (iv) LIBOR or any successor benchmark rate no longer being determined and published. Accordingly, in respect of the notes, such proposals for reform and changes in applicable regulation could have a material adverse effect on the value of and return on the notes (including potential rates of interest thereon).

Based on the foregoing, investors in the Notes should be aware that:

(a)
any of the reforms or pressures described above or any other changes to the relevant benchmark could affect the level of the published rate, including to cause it to be lower and/or more volatile than it would otherwise be; and

(b)
if LIBOR is discontinued prior to the maturity of the Notes, then the Floating Interest Rate will be determined by the fall-back provisions described in the accompanying prospectus supplement under the section “Description of the Notes — Interest Rates — LIBOR Notes”. Such provisions may not operate as intended depending on market circumstances and the availability of rates information at the relevant time. This may result, to the extent that other fall-back provisions provided for in the accompanying prospectus supplement are not applicable, in the application of a fixed rate based on the LIBOR rate that applied in the last period for which the LIBOR rate was available.

The Notes are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Bank does not make any recommendation as to whether the Notes are a suitable investment for any person.

Historical Levels of 3-Month USD LIBOR do not guarantee Future Levels; the Applicable 3-Month USD LIBOR Rate will be Determined Solely on the Applicable Interest Determination Date.

3-Month USD LIBOR historical levels do not guarantee future levels of 3-Month USD LIBOR. It is not possible to predict whether the levels of 3-Month USD LIBOR will rise or fall during the term of the Notes.
Because 3-Month USD LIBOR for any relevant Interest Period during the Floating Interest Period will be determined solely as of the applicable Interest Determination Date, 3-Month USD LIBOR for any such Interest Period will not be considered on any other dates during the term of the Notes. Therefore, even if 3-Month USD LIBOR as of any day that is not the Interest Determination Date for the applicable Interest Period is higher than 3-Month USD LIBOR as of such Interest Determination Date, the amount of interest on the corresponding Interest Payment Date will not take into account that higher level.

In addition, there are significant risks associated with the potential discontinuance of the publication of 3-Month USD LIBOR, as described above.
Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia.

The Notes are senior unsecured debt obligations of The Bank of Nova Scotia, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of The Bank of Nova Scotia, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity, depends on the ability of The Bank of Nova Scotia to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of The Bank of Nova Scotia may affect the market value of the Notes and, in the event The Bank of Nova Scotia were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Price at Which the Notes May Be Sold Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) volatility of the level of interest rates and the market’s perception of future volatility of the level of interest rates, (ii) changes in interest rates generally, (iii) any actual or anticipated changes in our credit ratings or credit spreads, and (iv) time remaining to maturity.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which SCUSA or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by SCUSA as a result of dealer discounts, mark-ups or other transaction costs.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which SCUSA or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by SCUSA as a result of dealer discounts, mark-ups or other transaction costs.

The Notes Lack Liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA or any other dealer may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA, if they choose to make a market in the Notes, is willing to purchase the Notes from you. If at any time SCUSA or any other dealer were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

We, our Subsidiaries or Affiliates may Publish Research that Could Affect the Market Value of the Notes. We also expect to Hedge Our Obligations under the Notes.

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market value of the Notes. In addition, we or one or more affiliates expect to hedge our obligations under the Notes and may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction.

Trading Activities by The Bank or its Affiliates May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may but are not required to, hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in LIBOR rates, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. There can be no assurance that any hedging transaction we or our affiliates may undertake with respect to our exposure under the Notes will be successful or will be maintained over the term of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of 3-Month USD LIBOR.

These trading activities may present a conflict between your interest in LIBOR rates and the interest we, SCUSA, and our other affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes and market value of the Notes.

The Business Activities of The Bank or Its Affiliates May Create Conflicts of Interest.

As noted above, we or one or more of our affiliates expect to engage in trading activities related to 3-Month USD LIBOR that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests we, SCUSA and our other affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the Floating Interest Rate and decide the amount of your payment for any Interest Payment Date on the Notes. Our affiliate, Scotia Capital Inc., will serve as the Calculation Agent. We may change the Calculation Agent after the Original Issue Date without notice to you. For additional information as to the Calculation Agent’s role, see “Summary—Calculation Agent” herein. The Calculation Agent will exercise its judgment when performing its functions. Because determinations made by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such determination.
In addition, and without limiting the generality of the previous paragraph, the Calculation Agent may choose a successor rate in certain circumstances, as described under “Description of the Notes — Interest Rates — LIBOR Notes” in the accompanying prospectus supplement. Any decision made by the Calculation Agent will be effective without consent from the holders of the Notes or any other party. Potential conflicts of interest may exist between the Bank, the Calculation Agent and holders of the Notes. All determinations made by the Calculation Agent in such a circumstance will be conclusive for all purposes and binding on the Bank and holders of the Notes. In making these potentially subjective determinations, the Bank and/or the Calculation Agent may have economic interests that are adverse to your interests, and such determinations may adversely affect the value of and return on your Notes. Because the continuation of 3-Month USD LIBOR on the current basis cannot and will not be guaranteed, the Calculation Agent is likely to exercise more discretion in respect of calculating interest payable on the Notes than would be the case in the absence of such a need to select a successor rate.

HISTORICAL PERFORMANCE OF 3-MONTH USD LIBOR

We obtained the information regarding the historical performance of 3-Month USD LIBOR in the graph above from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence of the information. The historical performance of 3-Month USD LIBOR should not be taken as an indication of its future performance, and no assurance can be given as to the future performance of 3-Month USD LIBOR. We cannot give you assurance that the performance of 3-Month USD LIBOR will result in any positive return on your initial investment.

Historically, 3-Month USD LIBOR has experienced significant fluctuations. Any historical upward or downward trend in the level of 3-Month USD LIBOR during any period shown below is not an indication that the interest payable on the Notes is more or less likely to increase or decrease at any time during the Floating Interest Period.

On January 6, 2020, 3-Month USD LIBOR was 1.8723%. The graph below sets forth the historical performance of 3-Month USD LIBOR from January 6, 2010 through January 6, 2020. Past performance of 3-Month USD LIBOR is not indicative of future performance of 3-Month USD LIBOR.
3-Month USD LIBOR

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, SCUSA, an affiliate of The Bank of Nova Scotia, will purchase the Notes from The Bank of Nova Scotia for distribution to other registered broker-dealers or will offer the Notes directly to investors.
SCUSA or one of our affiliates will purchase the Notes at the Principal Amount and, as part of the distribution, if the Notes priced today, would pay discounts and underwriting commissions of up to $10.00 (1.00%) per $1,000 Principal Amount of the Notes in connection with the distribution of the Notes.
In addition, SCUSA or another of its affiliates or agents may use the accompanying prospectus and prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

Conflicts of Interest

Because SCUSA is an affiliate of the Bank, SCUSA has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, SCUSA and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Additionally, because the dealer from which you purchase the Notes is to conduct hedging activities for us in connection with the Notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to the compensation they would receive for the sale of the Notes.

PROHIBITION OF SALES TO EUROPEAN ECONOMIC AREA RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

TAX REDEMPTION

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if:

•
as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes; or

•
on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).
In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the Trustees a certificate, signed by an authorized officer, stating (i) that the Bank is entitled to redeem such Notes pursuant to their terms and (ii) the Principal Amount of the Notes to be redeemed.
Notice of intention to redeem such Notes will be given to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as beneficial owner, Notes, including entitlements to all payments thereunder, pursuant to this pricing supplement, or shares of the Bank or an affiliate of the Bank on any Notes subject to a bail-in conversion (“Common Shares”), and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada; deals at arm’s length with the Bank, any issuer of Common Shares, and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Notes; does not use or hold the Notes in a business carried on in Canada; is not a “specified shareholder” and is not a person who does not deal at arm’s length with a “specified shareholder” (as defined for purposes of subsection 18(5) of the Act) of the Bank; and does not receive any payment of interest on the Notes in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the Act and an understanding of the current administrative practices and assessing policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurance can be given that the Proposals will be enacted as proposed or at all. This summary does not otherwise take into account any changes in law or in administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account any provincial, territorial or foreign income tax considerations, which may differ from those discussed herein.

This summary is of a general nature only and is not intended to be legal or tax advice to any particular purchaser.  This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the Notes should consult their tax advisors with respect to their particular circumstances.

Currency Conversion
Generally, for purposes of the Act, all amounts relating to the acquisition, holding or disposition of the Notes or Common Shares not denominated in Canadian dollars must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the relevant exchange rate.

Notes
No Canadian withholding tax will apply to interest or principal paid or credited to a Non-Resident Holder by the Bank or to proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, bail-in conversion, repurchase or purchase for cancellation.

No other tax on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.
Common Shares
Dividends paid or credited, or deemed under the Act to be paid or credited, on Common Shares of the Bank or of any affiliate of the Bank that is a Canadian resident corporation to a Non-Resident Holder will generally be subject to Canadian non-resident withholding tax at the rate of 25% on the gross amount of such dividends unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the country of residence of the Non-Resident Holder.
A Non-Resident Holder will not be subject to tax under the Act in respect of any capital gain realized on a disposition or deemed disposition of a Common Share unless the Common Share is or is deemed to be “taxable Canadian property” of the Non-Resident Holder for the purposes of the Act and the Non-Resident Holder is not entitled to an exemption under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the United States, for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This summary is based on interpretations of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. In addition, this summary addresses only U.S. Holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; U.S. Holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to any holder that is not a U.S. Holder or to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or (except as discussed above under “Material Canadian Income Tax Consequences”) non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
U.S. Federal Income Tax Treatment of the Notes
While there is no authority that specifically addresses the U.S. federal income tax treatment of bail-inable notes such as the Notes, the Notes should be treated as “variable rate debt instruments” as described in the Prospectus under the heading “—United States Taxation—Original Issue Discount—Variable Rate Debt Securities.”. However, the U.S. Internal Revenue Service (the “IRS”) could assert that the Notes should be treated as equity or pursuant to some other characterization for U.S. federal income tax purposes. If the Notes were treated as other than variable rate debt instruments, your U.S. federal income tax consequences in respect of the notes could be materially different from those described herein. You should consult with your own tax advisors regarding the appropriate characterization of the notes for U.S. federal income tax purposes.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes should be as “variable rate debt instruments” for U.S. federal income tax purposes.
Interest and Original Issue Discount
Whether the Notes are issued with original issue discount (“OID”) for U.S. federal income tax purposes will depend on the facts at the time that the Notes are issued.  If the notes are not treated as issued with OID (or are issued with only a de minimis amount of OID), then interest income generally will be taxable to you at the time it is received or accrued in accordance with your regular method of tax accounting.
If the Notes are treated as issued with OID, then the amount and accrual of that OID generally will be determined by (i) constructing a hypothetical note that replaces the initial 3.00% interest rate actually payable on the Notes with a “qualified floating rate,” determined such that the fair market value of the hypothetical note would be approximately the same as the fair market value of an actual note, (ii) determining a “fixed rate substitute” for each of the two qualified floating rates on the hypothetical note described in clause (i), (iii) constructing an “equivalent fixed rate debt instrument” with terms that are identical to those provided under the Notes, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in clause (ii) in lieu of the interest rates actually payable on the Notes, (iv) determining the amount of “qualified stated interest” and OID with respect to the equivalent fixed rate debt instrument described in clause (iii) under the rules generally applicable to fixed rate debt instruments, and (v) making appropriate adjustments to the qualified stated interest and OID determined under clause (iv) by increasing (or decreasing) qualified stated interest or OID if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument, treating this increase or decrease as an adjustment to qualified stated interest for the accrual period if the equivalent fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period, and otherwise as an adjustment to OID.
Sale, Exchange or Maturity of the notes
On a taxable disposition of Notes, you generally should recognize taxable gain or loss equal to the difference between (1) your amount realized (other than amounts attributable to accrued but untaxed interest, which would be taxable as such) and (2) your adjusted tax basis in the Notes.  Your adjusted tax basis in a note generally will equal the amount you paid for the Note, plus the amount of any OID previously included in respect of the Note, less the amount of payments, other than payments of qualified stated interest, previously made on the Note.
Any gain or loss on a taxable disposition of Notes generally should constitute capital gain or loss.  Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where such holder has a holding period of greater than one year. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.

Backup Withholding and Information Reporting
Interest paid on the Notes, and proceeds received from a taxable disposition of the Notes, will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding if you fail to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
You should consult your tax advisors as to the federal, state, local and other tax consequences of acquiring, holding and disposing of the Notes and receiving payments under the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect, but are not required, to enter into hedging transactions involving purchases of securities or over-the-counter derivative instruments prior to or on the Pricing Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities. We or our affiliates may close out our or their hedge on or before the Maturity Date.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Additional Risk Factors” and “Supplemental Plan of Distribution (Conflicts of Interest)” herein for a discussion of these adverse effects.